Exhibit 99.1

Pacific Financial Corporation Profits Increase 36% in Second Quarter 2014

and 20% in First Half of 2014

Driven by Accelerating Loan Growth, Solid Credit Quality and Strong Net Interest Margin

ABERDEEN, WA – July 28, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific today reported profits increased 36% to $1.4 million, or $0.14 per share, for the second quarter of 2014, compared to $1.0 million, or $0.10 per share for the first quarter of 2014, and grew 5% from $1.3 million, or $0.13 per share for the second quarter a year ago. For the first six months of 2014, profits increased 20% to $2.4 million, or $0.24 per share, from $2.0 million, or $0.20 per share, for the like period in 2013. Fueling profitability in 2014 was robust loan growth, strong net interest margin and solid credit quality. In the year ago periods, earnings were impacted by a credit to the provision for losses of $450,000, and a one-time conversion cost of $395,000 for the branches purchased from Sterling Savings Bank. All results are unaudited.

“We are in our fifth year of consecutive profitability, and our second quarter results continue to demonstrate the fundamental strength of our franchise,” said Dennis A. Long, President & Chief Executive Officer, Pacific Financial Corporation. “Once again, we delivered strong performance across key metrics. Loan growth was vigorous, with total loans growing 16% year-over-year and 6% on a linked quarter basis. Credit quality also continued to improve with nonperforming assets declining 47% year-over-year, and down 24% from the preceding quarter. We will continue to build on our franchise and our commitment to serving our customers and communities while creating value for our shareholders.”

“As part of our continuing expansion plans, we received regulatory approval in May to convert our loan production office in Vancouver, Washington, into a full-service commercial banking center. We expect this commercial banking center to be operational in the third quarter of 2014.” The banking center will complement Bank of Pacific’s 19 full-service branches in Washington and Oregon, and the two loan production offices in DuPont and Burlington, Washington.

Second Quarter 2014 Highlights (as of, or for the period ended June 30, 2014, except as noted):

•	Earnings per share (EPS) increased 40% to $0.14, compared to $0.10 in first quarter 2014, and grew 8% from $0.13 in second quarter 2013. Year-to-date, EPS increased 20% to $0.24, from $0.20 for the first half of 2013.

•	Net interest income grew $241,000, or 4%, to $6.8 million, compared to $6.6 million in first quarter 2014, and grew $844,000, or 14%, from $6.0 million in second quarter 2013. For the six months of 2014, net interest income increased $1.8 million, or 16%, to $13.4 million, from $11.5 million for the like period in 2013.

•	Net interest margin (NIM) remained stable at 4.28%, compared to 4.27% for the preceding quarter, and improved 19 basis points from 4.09% for second quarter 2013. Year-to-date, net interest margin expanded 22 basis points to 4.27%, compared to 4.05% for the first half of 2013.

•	Gross loans increased 6% to $547.3 million, up from $518.6 million at March 31, 2014, and grew 15% from $474.6 million a year ago.

•	Nonperforming assets declined to $7.4 million, or 1.03% of total assets, down from $9.7 million, or 1.35% of total assets, at March 31, 2014 and $13.8 million, or 2.01% of total assets a year ago.

•	Classified loans decreased to $16.0 million, or 2.91% of gross loans, from $16.8 million, or 3.23% of gross loans, at March 31, 2014, and dropped from $17.0 million, or 3.59% of gross loans at June 30, 2013.

•	Net charge-offs totaled $73,000, compared to $71,000 in first quarter 2014 and $64,000 in net recoveries for second quarter 2013. Year-to-date, net charge-offs were $144,000, compared to net recoveries of $54,000 for the first half of 2013.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

•	Capital levels exceeded regulatory requirements for a well-capitalized financial institution, with a total risk-based capital ratio of 13.50% and a leverage ratio of 9.83%, at quarter end.

“We are expanding our real estate lending services into our branches. Our customers now have a one-stop-shop for all of their banking needs with the added convenience of applying for a mortgage loan at many of our local branches,” said Denise Portmann, President and Chief Executive Officer of Bank of the Pacific. “More and more of our branch staff are being certified as real estate lending specialists in order to meet the increasing financial needs of our customers. As our customers establish that one-on-one relationship with their local banker, we expect to grow customer relationships, as well as gain new customers and market share.”

“We are making excellent progress in further reducing credit resolution costs, primarily due to sustained improvements in asset quality,” added Portman. “The addition of veteran loan teams over the past several years is contributing to our strong loan growth, which has driven net interest income up 14% and net interest margin up 19 basis points from year ago. At the same time, we are prudently managing our expenses and, together with our earnings growth, our efficiency ratio is improving.”

Management continues to execute strategies to build on a platform for sustainable profitability. Recent accomplishments include:

•	Successfully establishing loan production offices in Clark, Skagit and Thurston Counties, Washington.

•	Receiving regulatory approval to convert our Vancouver, WA loan production office into a full-service commercial banking center.

•	Reducing non-accrual loans and other-real-estate-owned, resulting in a further reduction in nonperforming assets.

•	Certifying additional banking professionals to provide home mortgages throughout our branch network to meet the increasing banking needs of our customers.

OPERATING RESULTS

Net Interest Income

Net interest income for the quarter and six month ended June 30, 2014 increased from the quarter and six month ended June, 30, 2013. This increase was primarily due to the growth in earning assets. Changes in the balance sheet mix also contributed to increases in net interest income during these periods. Loan balances increased due to the production generated predominately within the Company’s primary market area of Western Washington. Investment securities and federal funds sold declined as a proportion of the balance sheet, due to the strong loan demand during the past several quarters. Funding costs remained low due to the shift in mix toward non-interest bearing and lower-cost deposits, and continued historically low interest rates. As a result, the net interest margin improved.

Net interest income for the current quarter increased from the quarter ended March 31, 2014 primarily for the same reasons noted above. However, funding costs were unchanged when comparing the periods. Given the lengthy period of very low interest rates over the past several years, additional reductions in funding costs are becoming more difficult to achieve. This is primarily because certificates of deposit renewing during the most recent quarters are receiving rates as low as those granted at previous renewals.

Certain reclassifications have been made to the March 31, 2014 and June 30, 2013 financial table presentations to conform to current year presentations. These reclassifications have no effect on previously reported net income per share.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

INCOME STATEMENT OVERVIEW

(Unaudited)

(Dollars in Thousands, Except for Loss per Share Data)

	For the Three Months Ended June 30, 2014	For the Three Months Ended March 31, 2014	$ Change	% Change	For the Three Months Ended June 30, 2013	$ Change	% Change

Interest and dividend income	$7,337	$7,085	$252	4%	$6,600	$737	11%
Interest expense	541	530	11	2%	648	(107)	-17%
Net interest income	6,796	6,555	241	4%	5,952	844	14%
Loan loss provision	100	-	100	100%	(450)	550	-122%
Non-interest income	2,176	1,608	568	35%	3,175	(999)	-31%
Non-interest expense	7,066	6,830	236	3%	7,872	(806)	-10%
INCOME BEFORE PROVISION FOR INCOME TAXES	1,806	1,333	473	35%	1,705	101	6%
PROVISION FOR INCOME TAXES	403	305	98	32%	373	30	8%

NET INCOME	$1,403	$1,028	$375	36%	$1,332	$71	5%

INCOME PER COMMON SHARE:
BASIC (1)	$0.14	$0.10	$0.04	40%	$0.13	$0.01	8%
DILUTED (1)	$0.14	$0.10	$0.04	40%	$0.13	$0.01	8%

Average common shares outstanding - basic (1)	10,189,386	10,182,083	7,303.00	0%	10,121,853	67,533	1%
Average common shares outstanding - diluted (1)	10,275,628	10,272,341	3,287.00	0%	10,182,524	93,104	1%

	For the Six Months Ended June 30, 2014	For the Six Months Ended June 30, 2013	$ Change	% Change

Interest and dividend income	$14,422	12,871	1,551	12%
Interest expense	1,071	1,337	(266)	-20%
Net interest income	13,351	11,534	1,817	16%
Loan loss provision	100	(450)	550	100%
Non-interest income	3,784	5,801	(2,017)	-35%
Non-interest expense	13,896	15,291	(1,395)	-9%
INCOME BEFORE PROVISION FOR INCOME TAXES	3,139	2,494	645	26%
PROVISION FOR INCOME TAXES	708	461	247	54%

NET INCOME	$2,431	2,033	398	20%

INCOME PER COMMON SHARE:
BASIC (1)	$0.24	0.20	0.04	20%
DILUTED (1)	$0.24	0.20	0.04	20%

Average common shares outstanding - basic (1)	10,185,755	10,121,853	63,902	1%
Average common shares outstanding - diluted (1)	10,273,994	10,172,356	101,638	1%

The following tables provide reconciliations of net income to pre-tax, pre-credit cost operating income and to tax equivalent net income (each non-GAAP financial measures) for the periods presented:

Reconciliation of Non-GAAP Measure:

Non-GAAP Operating Income

(Dollars in Thousands)

For The Three Months Ended	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Net income	$1,403	$1,028	$375	36%	$1,332	$71	5%
Provision for loan losses	100	-	100	100%	(450)	550	-122%
Other real estate owned write-downs	54	12	42	350%	108	(54)	-50%
Other real estate owned operating costs	30	61	(31)	-51%	125	(95)	-76%
Provision for income taxes	403	305	98	32%	373	30	8%
Pre-tax, pre-credit cost operating income*	$1,990	$1,406	$584	42%	$1,488	$502	34%

For The Six Months Ended	June 30, 2014	June 30, 2013	$ Change	% Change

Net income	$2,431	$2,033	$398	20%
Provision for loan losses	100	(450)	550	-122%
Other real estate owned write-downs	66	460	(394)	-86%
Other real estate owned operating costs	91	209	(118)	-56%
Provision for income taxes	708	461	247	54%
Pre-tax, pre-credit cost operating income*	$3,396	$2,713	$683	25%

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Reconciliation of Non-GAAP Measure:

Tax Equivalent Net Income

(Dollars in Thousands)

For the Three Months ended	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Net interest income	$6,796	$6,555	$241	4%	$5,952	$844	14%
Tax equivalent adjustment for municipal loan interest	46	46	-	0%	60	(14)	-23%
Tax equivalent adjustment for municipal bond interest	120	118	2	2%	135	(15)	-11%
Tax equivalent net interest income	6,962	6,719	243	4%	6,147	815	13%
Provision for loan losses	100	-	100	100%	(450)	550	-122%
Non-interest income	2,176	1,608	568	35%	3,175	(999)	-31%
Non-interest expense	7,066	6,830	236	3%	7,872	(806)	-10%
Provision for income taxes	403	305	98	32%	373	30	8%
Tax equivalent income before income taxes*	1,569	1,192	377	32%	1,527	42	3%
Accumulative tax adjustment	(166)	(164)	(2)	1%	(195)	29	-15%
Common stock dividends	-	-	-	0%	-	-	0%
Net income	$1,403	$1,028	$377	37%	$1,332	$71	5%

For the Six Months ended	June 30, 2014	June 30, 2013	$ Change	% Change

Net interest income	$13,351	$11,534	$1,817	16%
Tax equivalent adjustment for municipal loan interest	92	117	(25)	-21%
Tax equivalent adjustment for municipal bond interest	238	272	(34)	-13%
Tax equivalent net interest income	13,681	11,923	1,758	15%
Provision for loan losses	100	(450)	550	100%
Non-interest income	3,784	5,801	(2,017)	-35%
Non-interest expense	13,896	15,291	(1,395)	-9%
Provision for income taxes	708	461	247	54%
Tax equivalent income before income taxes*	2,761	2,422	339	14%
Accumulative tax adjustment	(330)	(389)	59	-15%
Common stock dividends	-	-	-	0%
Net income	$2,431	$2,033	$398	20%

*Pre-tax, pre-credit cost operating income and tax equivalent net income are non-GAAP financial measures. Non-GAAP financial measures have inherent limitations and are not required to be uniformly applied. Management believes that presentation of these non-GAAP financial measures provides useful information that is frequently used by shareholders and analysts in the evaluation of financial institutions. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for information reported in accordance with GAAP.

Noninterest Income

Noninterest income for the second quarter 2014 was up compared to the first quarter 2014, but down significantly from second quarter 2013, driven primarily by changes in gains from sales of loans and securities available for sale, as described in further detail below. Service charges on deposit accounts grew during the current quarter due to an increase in new deposit relationships as a result of the acquisition of three branches from Sterling Savings Bank completed in the second quarter of 2013. Losses on sale of other real estate owned (OREO) were higher in the current period as compared to the most recent quarter and were in contrast to a small gain in second quarter in 2013. This was primarily due to a larger volume of sales in the current quarter as compared to the prior periods. A small OTTI impairment charge was taken in both first quarter 2014 and second quarter 2013 to reflect a reduction in fair value of a private-label CMO investment security.

Gains on sale of residential mortgage loans and related fee income rose in second quarter 2014 compared to first quarter 2014, but was below second quarter 2013. The recent rebound in home purchases throughout many of our markets is fueling new residential mortgage originations, but were not sufficient to offset the high volumes of both purchase and refinancing activity generated in 2013. In addition, net gains on sales of securities available for sale were taken in first quarter 2014 and second quarter 2013 for the purpose of adjusting the mix of securities to mitigate the impact of changes in market rates on the value of the portfolio.

Noninterest income for the six months ended June 30, 2014 was down as compared to the same period in 2013, impacted by the decline in gains on sale of residential mortgage loans and securities available for sale and increase in losses on sale of OREO, as noted above.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Noninterest income

(Unaudited)

(Dollars in Thousands)

For The Three Months Ended

	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Service charges on deposit accounts	$474	$435	$39	9.0%	$431	$43	10%
Net (loss) on sale of other real estate owned	(57)	(36)	(21)	58.3%	45	(102)	-227%
Net gains from sales of loans	968	627	341	54.4%	1,669	(701)	-42%
Net gains on sales of securities available for sale	(2)	52	(54)	-103.8%	329	(331)	-101%
Net other-than-temporary impairment (net of $0, $15, and $3, respectively recognized other comprehensive income before taxes)	(3)	(45)	42	100.0%	(34)	31	-91%
Earnings on bank owned life insurance	140	111	29	26.1%	116	24	21%
Other operating income
Fee income	442	364	78	21.4%	504	(62)	-12%
Income from other real estate owned	17	11	6	54.5%	14	3	21%
Other non-interest income	197	89	108	121.3%	101	96	95%
Total non-interest income	$2,176	$1,608	$568	35.3%	$3,175	$(999)	-31%

For The Six Months Ended
	June 30, 2014	June 30, 2013	$ Change	% Change

Service charges on deposit accounts	$909	$841	$68	8.1%
Net (loss) on sale of other real estate owned	(93)	25	(118)	-472.0%
Net gains from sales of loans	1,596	3,178	(1,582)	-49.8%
Net gains on sales of securities available for sale	50	387	(337)	-87.1%
Net other-than-temporary impairment (net of $15, and $3, respectively recognized other comprehensive income before taxes)	(48)	(34)	(14)	41.2%
Earnings on bank owned life insurance	251	237	14	5.9%
Other operating income
Fee income	806	970	(164)	-16.9%
Income from other real estate owned	28	29	(1)	-3.4%
Other non-interest income	285	168	117	69.6%
Total non-interest income	$3,784	$5,801	$(2,017)	-34.8%

Noninterest Expense

Noninterest expense for the three months ended June 30, 2014 increased compared to the three months ended March 31, 2014. This was primarily due to increases in commissions expense associated with recent growth in real estate mortgage purchase lending activity and bonus accruals related to other incentive compensation plans. This increase was partially offset by decreases in OREO write-downs and expenses and professional service costs associated with the reduction of non-performing assets.

Noninterest expense for second quarter 2014 declined versus the quarter ended June 30, 2013. This was primarily due to a decrease of $471,000 in personnel costs associated with the reduction in staff initiated in first quarter 2014 commensurate with the decline in residential mortgage loan refinance activity referred to above. Also, in second quarter 2013 the Bank incurred one-time expenses of $395,000 in conversion costs associated with the acquisition of three branches from Sterling Savings Bank in June 2013. Total costs associated with OREO and related third-party loan expenses also decreased due to the decline in OREO balances and stabilization in real estate valuations. This was partially offset by an increase in occupancy and equipment expense primarily associated with the Sterling branch acquisitions and the opening of the Warrenton, OR branch in October 2013. Noninterest expense for the six months ended June 30, 2014 was down as compared to the same period in 2013, primarily related to lower residential real estate mortgage personnel costs, OREO write-downs and expenses and one-time costs associated with the Sterling branch acquisitions, as noted above.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Noninterest expense

(Unaudited)

(Dollars in Thousands)

For The Three Months Ended

	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Salaries and employee benefits	$4,283	$4,055	$228	6%	$4,499	$(216)	-5%
Occupancy	504	506	(2)	0%	452	52	12%
Equipment	263	252	11	4%	195	68	35%
Data processing	462	433	29	7%	809	(347)	-43%
Professional services	201	185	16	9%	236	(35)	-15%
Other real estate owned write-downs	54	12	42	350%	108	(54)	-50%
Other real estate owned operating costs	30	61	(31)	-51%	125	(95)	-76%
State taxes	107	97	10	10%	133	(26)	-20%
FDIC and state assessments	129	134	(5)	-4%	130	(1)	-1%
Other non-interest expense:
Director fees	72	56	16	29%	70	2	3%
Communication	53	37	16	43%	42	11	26%
Advertising	76	78	(2)	-3%	68	8	12%
Professional liability insurance	19	23	(4)	-17%	23	(4)	-17%
Amortization	98	95	3	3%	98	0	0%
Other non-interest expense	715	806	-91	-11%	884	(169)	-19%
Total non-interest expense	$7,066	$6,830	$236	3%	$7,872	$(806)	-10%

For The Six Months Ended
	June 30, 2014	June 30, 2013	$ Change	% Change

Salaries and employee benefits	$8,338	$8,885	$(547)	-6%
Occupancy	1,010	865	145	17%
Equipment	515	386	129	33%
Data processing	895	1,239	(344)	-28%
Professional services	386	498	(112)	-22%
Other real estate owned write-downs	66	460	(394)	-86%
Other real estate owned operating costs	91	209	(118)	-56%
State taxes	204	250	(46)	-18%
FDIC and state assessments	263	266	(3)	-1%
Other non-interest expense:
Director fees	128	115	13	11%
Communication	90	88	2	2%
Advertising	154	146	8	5%
Professional liability insurance	41	46	(5)	-11%
Amortization	192	195	(3)	-2%
Other non-interest expense	1,523	1,643	(120)	-7%
Total non-interest expense	$13,896	$15,291	$(1,395)	-9%

Income Taxes

The Company recorded an income tax provision for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013. The amount of the provision for each period was commensurate with the estimated tax liability associated with the net income earned during the period.

As of June 30, 2014, the Company maintained a deferred tax asset balance of $4.1 million. The Company believes it will be fully utilized in the normal course of business, thus no valuation allowance is maintained against this asset.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

SUMMARY BALANCE SHEET OVERVIEW

(Unaudited)

(Dollars in Thousands)

	June 30,	March 31,		%	June 30,		%
	2014	2014	$ Change	Change	2013	$ Change	Change
Assets:
Cash and cash equivalents	$17,694	$35,619	$(17,925)	-50%	$54,243	$(36,549)	-67%
Interest-bearing certificates of deposit	2,727	2,727	0	0%	2,235	492	22%
Federal Home Loan Bank stock, at cost	2,956	2,985	(29)	-1%	3,069	(113)	-4%
Investment securities	90,583	97,239	(6,656)	-7%	89,551	1,032	1%

Loans held-for-sale	7,632	7,997	(365)	-5%	10,855	(3,223)	-30%

Gross loans, net of deferred fees	547,283	518,552	28,731	6%	474,580	72,703	15%
Allowance for loan losses	(8,315)	(8,288)	(27)	0%	(8,962)	647	-7%
Net loans	538,968	510,264	28,704	6%	465,618	73,350	16%

Other assets	58,912	60,609	(1,697)	-3%	60,763	(1,851)	-3%
Total assets	$719,472	$717,440	$2,032	0%	$686,334	$33,138	5%

Liabilities and shareholders' equity
Total deposits	$619,301	$620,456	$(1,155)	0%	$591,147	$28,154	5%
Accrued interest payable	151	166	(15)	-9%	185	(34)	-18%
Borrowings	23,743	23,403	340	1%	23,403	340	1%
Other liabilities	5,417	4,820	597	12%	4,750	667	14%
Shareholders' equity	70,860	68,595	2,265	3%	66,849	4,011	6%
Total liabilities and shareholders' equity	$719,472	$717,440	$2,032	0%	$686,334	$33,138	5%

Cash and Cash Equivalents and Investment Securities

(Unaudited)

(Dollars in Thousands)

	June 30, 2014	% of Total	March 31, 2014	% of Total	$ Change	% Change	June 30, 2013	% of Total	$ Change	% Change

Cash and due from banks	$17,455	15%	$15,747	11%	$1,708	11%	$18,158	12%	$(703)	-4%
Cash equivalents:
Interest-bearing deposits	239	0%	19,872	14%	(19,633)	-99%	36,085	24%	(35,846)	-99%
Interest-bearing certificates of deposit	2,727	2%	2,727	2%	-	0%	2,235	1%	492	22%
Total cash equivalents and certificate of deposits	20,421	18%	38,346	28%	(17,925)	-47%	56,478	38%	(36,057)	-64%

Investment securities:
Collateralized mortgage obligations: agency issued	38,822	34%	37,567	27%	1,255	3%	30,085	20%	8,737	29%
Collateralized mortgage obligations: non-agency issued	604	1%	1,974	1%	(1,370)	-69%	2,349	2%	(1,745)	-74%
Mortgage-backed securities: agency issued	12,059	11%	13,182	10%	(1,123)	-9%	12,038	8%	21	0%
U.S. Government and agency securities	8,721	8%	9,828	7%	(1,107)	-11%	8,874	6%	(153)	-2%
State and municipal securities	30,377	27%	34,688	25%	(4,311)	-12%	33,635	23%	(3,258)	-10%
Corporate bonds	-	0%	-	0%	-	0%	2,570	2%	(2,570)	-100%
FHLB Stock	2,956	3%	2,985	2%	(29)	-1%	3,069	2%	(113)	-4%
Total investment securities	93,539	82%	100,224	72%	(6,685)	-7%	92,620	62%	919	1%

Total cash equivalents and investment securities	$113,960	100%	$138,570	100%	$(24,610)	-18%	$149,098	100%	$(35,138)	-24%

Total cash equivalents and investment securities as a % of total assets		16%		19%				22%

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Investment securities and interest-bearing certificates of deposit

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Balance beginning of period	$102,951	$104,016	$(1,065)	-1%	$82,624	$20,327	25%
Principal purchases	3,806	5,741	(1,935)	-34%	24,688	(20,882)	-85%
Proceeds from sales	(8,979)	(4,849)	(4,130)	85%	(2,987)	(5,992)	201%
Principal paydowns, maturities, and calls	(2,144)	(2,259)	115	-5%	(6,568)	4,424	-67%
Gains on sales of securities	159	62	97	156%	329	(170)	-52%
Losses on sales of securities	(161)	(10)	(151)	1510%	-	(161)	100%
OTTI loss writedown	(3)	(45)	42	-93%	(51)	48	-94%
Change in unrealized gains (loss) before tax	903	555	348	63%	(2,840)	3,743	-132%
Amortization and accretion of discounts and premiums	(266)	(260)	(6)	2%	(340)	74	-22%
Total investment portfolio	$96,266	$102,951	$(6,685)	-6%	$94,855	$1,411	1%

Liquidity remains strong based on the current level of combined cash equivalents and investment securities. We also have unsecured lines of credit totaling $16.0 million with correspondent banks, all of which is currently available. In addition, we have a secured borrowing facility with the Federal Home Loan Bank of Seattle of $143.4 million, of which $10.3 million is currently outstanding. In an effort to enhance our net interest income and margin, we reduced our cash equivalents and investment securities portfolio to fund loan growth. The expected modified duration (adjusted for calls, consensus pre-payment speeds and rate adjustment dates) of the investment portfolio was 4.5 years at June 30, 2014, 4.2 years at March 31, 2014 and 4.4 years at June 30, 2013.

LOANS

Loans by category
(Unaudited)	June 30,	% of	March 31,	% of	$		June 30,	% of	$
(Dollars in Thousands)	2014	Gross Loans	2014	Gross Loans	Change	% Change	2013	Gross Loans	Change	% Change

Commercial and agricultural	$109,368	20%	$101,971	20%	$7,397	7%	$89,894	19%	$19,474	22%
Real estate:
Construction and development	32,071	6%	30,765	6%	1,306	4%	25,804	6%	6,267	24%
Residential 1-4 family	90,549	17%	89,244	17%	1,305	1%	83,896	18%	6,653	8%
Multi-family	20,110	4%	18,982	4%	1,128	6%	13,978	3%	6,132	44%
Commercial real estate — owner occupied	117,203	22%	112,771	22%	4,432	4%	112,148	24%	5,055	5%
Commercial real estate — non owner occupied	124,929	23%	119,803	23%	5,126	4%	109,323	23%	15,606	14%
Farmland	23,900	4%	22,940	4%	960	4%	24,717	5%	(817)	-3%
Consumer	30,241	6%	23,156	5%	7,085	31%	15,841	3%	14,400	91%
Gross loans	548,371		519,632		28,739	6%	475,601		72,770	15%
Less: allowance for loan losses	(8,315)	-2%	(8,288)	-2%	(27)	0%	(8,962)	-2%	647	-7%
Less: deferred fees	(1,088)	0%	(1,080)	0%	(8)	1%	(1,021)	0%	(67)	7%
Loans, net	$538,968		$510,264		$28,704	6%	$465,618		$73,350	16%

Loan portfolio growth continues to be well diversified, with higher balances in all lending categories. The recent loan growth was generated predominately within our Washington and Oregon markets. The portfolio includes $37.5 million in purchased government-guaranteed commercial and commercial real estate loans. In addition, the portfolio contains $20.7 million in indirect consumer loans to individuals with high credit scores to finance luxury and classic cars as a part of a strategy to diversify the loan portfolio.

Our ability to continue loan growth will be dependent on many factors, including the effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline. The Company manages new loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

DEPOSITS

Deposits
(Unaudited)
(Dollars in Thousands)	June 30, 2014	Percent of Total	March 31, 2014	Percent of Total	$ Change	June 30, 2013	Percent of Total	$ Change

Interest-bearing demand and money market	$268,480	43.4%	$263,953	42.5%	$4,527	$259,956	44.0%	$8,524
Savings	74,336	12.0%	78,055	12.6%	(3,719)	64,360	10.9%	9,976
Time deposits	119,531	19.3%	125,532	20.2%	(6,001)	141,246	23.9%	(21,715)
Total interest-bearing deposits	462,347	74.7%	467,540	75.4%	(5,193)	465,562	78.8%	(3,215)
Non-interest bearing demand	156,954	25.3%	152,916	24.6%	4,038	125,585	21.2%	31,369
Total deposits	$619,301	100.0%	$620,456	100.0%	$(1,155)	$591,147	100.0%	$28,154

Total deposits were virtually unchanged at June 30, 2014 versus first quarter of this year and up 5% from the second quarter a year ago. Non-interest bearing, interest bearing demand and money market deposits continued to grow. This increase is due recent success in acquiring business deposit relationships in conjunction with the growth in lending achieved over the past year and the deposits obtained in the Sterling acquisition last year. Time deposits continued to decline as a percentage of total deposits. The combination of our efforts to reduce higher-cost time deposits through lowering interest rates paid and offering non-insured deposit products, when appropriate, reduced the average rate paid on total deposits in second quarter 2014 from second quarter in 2013.

Total brokered deposits were $22.9 million at June 30, 2014, which included $2.9 million via reciprocal deposit arrangements. This compares to $24.2 million and $24.6 million at March 31, 2014 and June 30, 2013, respectively. In addition, the Company’s funding structure contains $10.0 million in borrowings from the Federal Home Loan Bank. Doug Biddle, Executive Vice President and Chief Financial Officer, observed, “We view the prudent use of brokered deposits and borrowings to be an appropriate funding tool to support interest rate risk mitigation strategies.”

CAPITAL

Pacific Financial Corporation, and its subsidiary Bank of the Pacific, met the thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at June 30, 2014. Capital ratios decreased slightly as compared to the linked quarter and the second quarter of 2013, primarily due to the successful execution of the Company’s growth strategy and shift in the balance sheet mix to higher risk-weighted loan assets.

The Board of Governors of the Federal Reserve System (“Federal Reserve”) and the FDIC have established minimum requirements for capital adequacy for bank holding companies and state non-member banks. For more information on these topics, see the discussions under the subheading “Capital Adequacy” in the section “Business” included in Item 1, of the Company’s 2013 Form 10-K. The following table summarizes the capital measures of the Company and the Bank, respectively, at the dates listed below.

The total risk based capital ratios of the Company include $13.4 million of junior subordinated debentures, all of which qualified as Tier 1 capital at June 30, 2014, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, the Company expects to continue to rely on these junior subordinated debentures as part of its regulatory capital.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

	June 30, 2014	March 31, 2014	Change	June 30, 2013	Change	Regulatory Minimum to be "Adequately Capitalized"	Regulatory Minimum to be "Well Capitalized"
						greater than or equal to	greater than or equal to
Pacific Financial Corporation
Total risk-based capital ratio	13.50%	13.88%	(0.38)	15.24%	(1.74)	8%	n/a
Tier 1 risk-based capital ratio	12.25%	12.62%	(0.37)	13.98%	(1.73)	4%	n/a
Leverage ratio	9.83%	10.02%	(0.19)	10.44%	(0.61)	4%	n/a
Tangible common equity ratio	8.11%	7.81%	0.30	7.90%	0.21	n/a	n/a

Bank of the Pacific
Total risk-based capital ratio	13.73%	13.93%	(0.20)	15.21%	(1.48)	8%	10%
Tier 1 risk-based capital ratio	12.48%	12.67%	(0.19)	13.96%	(1.48)	4%	6%
Leverage ratio	10.01%	9.99%	0.02	10.42%	(0.41)	4%	5%

FINANCIAL PERFORMANCE OVERVIEW

(Unaudited)

(Dollars in Thousands, Except per Share Data)

For The Three Months Ended

	June 30, 2014	March 31, 2014	Change	June 30, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.79%	0.59%	0.20	0.81%	(0.02)
Return on average equity, annualized	8.04%	6.12%	1.92	7.83%	0.21
Efficiency ratio (1)	78.76%	83.67%	(4.91)	86.25%	(7.49)

Share and per share information
Average common shares outstanding - basic	10,189,386	10,182,083	7,303	10,121,853	67,533
Average common shares outstanding - diluted	10,275,628	10,272,341	3,287	10,182,524	93,104
Basic income per common share	0.14	0.10	0.04	0.13	0.01
Diluted income per common share	0.14	0.10	0.04	0.13	0.01
Book value per common share (2)	6.95	6.74	0.21	6.60	0.35
Tangible book value per common share (3)	5.62	5.34	0.28	5.10	0.52

For The Six Months Ended

	June 30, 2014	June 30, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.69%	0.63%	0.06
Return on average equity, annualized	7.10%	6.05%	1.05
Efficiency ratio (1)	81.10%	88.21%	(7.11)

Share and per share information
Average common shares outstanding - basic	10,185,755	10,121,853	63,902
Average common shares outstanding - diluted	10,273,994	10,172,356	101,638
Basic income per common share	0.24	0.20	0.04
Diluted income per common share	0.24	0.20	0.04
Book value per common share (2)	6.96	6.60	0.36
Tangible book value per common share (3)	5.62	5.10	0.52

(1) Non-interest expense divided by net interest income plus non-interest income.

(2) Book value is calculated as the total common equity divided by the period ending number of common shares outstanding.

(3) Tangible book value is calculated as the total common equity less total intangible assets and liabilities divided by the period ending number of common shares outstanding.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

NET INTEREST MARGIN

(Annualized, tax-equivalent basis)

(Unaudited)

For The Three Months Ended

	June 30, 2014	March 31, 2014	Change	June 30, 2013	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	5.04%	5.13%	(0.09)	5.17%	(0.13)
Yield on average investment securities (1)	2.54%	2.37%	0.17	1.91%	0.63
Cost of average interest bearing deposits	0.37%	0.37%	-	0.48%	(0.11)
Cost of average borrowings	1.90%	1.96%	(0.06)	1.99%	(0.09)
Cost of average total deposits and borrowings	0.34%	0.34%	-	0.44%	(0.10)
Cost of average interest-bearing liabilities	0.44%	0.44%	-	0.55%	(0.11)

Yield on average interest-earning assets	4.61%	4.61%	-	4.53%	0.08
Cost of average interest-bearing liabilities	0.44%	0.44%	-	0.55%	(0.11)
Net interest spread	4.17%	4.17%	-	3.98%	0.19

Net interest margin (1)	4.28%	4.27%	0.01	4.09%	0.19

For The Six Months Ended

	June 30, 2014	June 30, 2013	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	5.09%	5.14%	(0.05)
Yield on average investment securities (1)	2.45%	1.91%	0.54
Cost of average interest bearing deposits	0.37%	0.50%	(0.13)
Cost of average borrowings	1.93%	2.04%	(0.11)
Cost of average total deposits and borrowings	0.34%	0.46%	(0.12)
Cost of average interest-bearing liabilities	0.44%	0.58%	(0.14)

Yield on average interest-earning assets	4.61%	4.51%	0.10
Cost of average interest-bearing liabilities	0.44%	0.58%	(0.14)
Net interest spread	4.17%	3.93%	0.24

Net interest margin (1)	4.27%	4.05%	0.22

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% rate.

Net Interest Margin

Net interest margin remained virtually unchanged as compared to first quarter 2014, as improvement in investment securities yields offset slight declines in loan yields. Improvements in yields on investment securities were partially due to the decline in amortization expense associated with the decrease in prepayment speeds of mortgage-backed securities. Loan yield declines resulted from increased competition for high quality borrowing relationships in the marketplace. Net interest margin improved when compared to second quarter 2013, predominantly due to a shift in the mix of earning assets toward higher-yielding loans and the lower cost of interest bearing liabilities. The growth in the proportion of noninterest bearing deposits over the past several quarters has supported the improvement in net interest margin as well. In second quarter 2014, loan yields and net interest margin were enhanced by 9 and 7 basis points, respectively, due to the collection of $115,000 in non-accrual interest during the current period. A similar enhancement to loan yields occurred in first quarter 2014 due to the collection of $108,000 in non-accrual interest. There was no similar collection of non-accrual interest during the corresponding periods in 2013.

The improvement in yields on investment securities also enhanced net interest margin between the six months ending June 30, 2014 and the same period in 2013. This was partially due to the decline in amortization expense associated with the decrease in prepayment speeds of mortgage-backed securities between the two periods. In addition, we reduced the proportion of lower yielding cash-equivalent investments and increased the proportion of relatively higher-yielding federal government guaranteed and municipal securities.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

The following tables set forth information with regard to average balances of interest earning assets and interest bearing liabilities and the resultant yields or cost, net interest income, and the net interest margin on a tax equivalent basis. Loans held for sale and non-accrual loans are included in total loans.

Average Interest Earning Balances:	For the Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in 000's)
ASSETS:
Interest bearing certificate of deposit	$2,727	$10	1.47%	$2,727	$10	1.49%	$2,235	$7	1.21%
Interest bearing deposits in banks	12,552	9	0.29%	17,954	12	0.27%	29,544	17	0.23%
Investments - taxable	65,964	343	2.09%	67,695	339	2.03%	51,990	145	1.12%
Investments - nontaxable	31,607	352	4.47%	32,770	347	4.29%	34,857	397	4.57%
Gross loans (1)	532,490	6,718	5.06%	511,200	6,492	5.15%	474,403	6,149	5.20%
Loans held for sale	7,685	71	3.71%	5,436	49	3.66%	9,170	80	3.50%
Total interest earning assets	653,025	7,503	4.61%	637,782	7,249	4.61%	602,199	6,795	4.53%
Cash and due from banks	13,135			11,989			11,321
Bank premises and equipment (net)	16,703			16,806			15,499
Other real estate owned	2,088			2,565			3,776
Deferred fees	(1,068)			(1,137)			(1,032)
Allowance for loan losses	(8,271)			(8,388)			(9,375)
Other assets	40,705			41,129			40,666
Total assets	$716,317			$700,746			$663,054

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing deposits	$345,116	140	0.16%	$336,201	141	0.17%	$312,459	181	0.23%
Time deposits	122,134	290	0.95%	126,841	276	0.88%	135,107	351	1.04%
FHLB borrowings	10,000	60	2.41%	10,000	53	2.15%	10,000	62	2.49%
Short term borrowings	6	-	0.00%	-	-	0.00%	-	-	0.00%
Junior subordinated debentures	13,403	51	1.53%	13,403	60	1.82%	13,403	54	1.62%
Total interest bearing liabilities	490,659	541	0.44%	486,445	530	0.44%	470,969	648	0.55%
Non-interest-bearing deposits	150,776			140,980			119,499
Other liabilities	4,928			5,196			4,316
Equity	69,954			68,125			68,270
Total liabilities and shareholders' equity	$716,317			$700,746			$663,054

Net interest income (3)		$6,962			$6,719			$6,147
Net interest spread			4.17%		243	4.17%		815	3.98%

Average yield on earning assets (2) (3)			4.61%			4.61%			4.53%
Interest expense to earning assets			0.19%			0.19%			0.24%
Net interest income to earning assets (2) (3)			4.28%			4.27%			4.09%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$6,796			$6,555			$5,952
Tax equivalent adjustment for municipal loan interest		46			46			60
Tax equivalent adjustment for municipal bond interest		120			118			135
Tax equivalent net interest income		$6,962			$6,719			$6,147

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-accrual loans of approximately $6.4 million at 06/30/14, $7.3 million at 03/31/2014, and $10.4 million for 06/30/2013 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $180,000, $149,000, and $131,000 for the three months ended 06/30/2014, 03/31/2014, and 06/30/2013, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% effective rate. The amount of such adjustment was an addition to recorded pre-tax income of $166,000, $164,000, and $195,000 for the three months ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively.

	For the Three Months Ended			For the Three Months Ended
	June 30, 2014 vs. March 31, 2014			June 30, 2014 vs. June 30, 2013
	Increase (Decrease) Due To			Increase (Decrease) Due To
(Dollars in 000's)			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
ASSETS:
Interest bearing certificate of deposit	$-	$-	$-	$1	$2	$3
Interest bearing deposits in banks	(4)	1	(3)	(10)	2	(8)
Investments - taxable	(9)	13	4	39	159	198
Investments - nontaxable	(12)	17	5	(37)	(8)	(45)
Gross loans	273	(47)	226	753	(184)	569
Loans held for sale	21	1	22	(13)	4	(9)
Total interest earning assets	$269	$(15)	$254	$733	$(25)	$708

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$4	$(5)	$(1)	$19	$(60)	$(41)
Time deposits	(10)	24	14	(34)	(27)	(61)
FHLB borrowings	-	7	7	-	(2)	(2)
Short-term borrowings	-	-	-	-	-	-
Long-term borrowings	-	(9)	(9)	-	(3)	(3)
Total interest bearing liabilities	(6)	17	11	(15)	(92)	(107)
Net increase (decrease) in net interest income	$275	$(32)	$243	$748	$67	$815

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Average Interest Earning Balances:	For the Six Months Ended
	June 30, 2014			June 30, 2013
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in 000's)
ASSETS:
Interest bearing certificate of deposit	$2,727	$21	1.55%	$2,536	$14	1.11%
Interest bearing deposits in banks	15,238	19	0.25%	32,629	37	0.23%
Investments - taxable	66,825	682	2.06%	46,747	250	1.08%
Investments - nontaxable	32,185	700	4.39%	34,319	800	4.70%
Gross loans (1)	521,904	13,210	5.10%	465,727	11,982	5.19%
Loans held for sale	6,567	120	3.68%	11,268	177	3.17%
Total interest earning assets	645,446	14,752	4.61%	593,226	13,260	4.51%
Cash and due from banks	12,565			11,028
Bank premises and equipment (net)	16,755			15,231
Other real estate owned	2,325			4,095
Deferred fees	(1,104)			(989)
Allowance for loan losses	(8,330)			(9,371)
Other assets	40,917			40,910
Total assets	$708,574			$654,130

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing deposits	$340,683	281	0.17%	$306,297	381	0.25%
Time deposits	124,475	566	0.92%	135,898	718	1.07%
FHLB borrowings	10,000	120	2.42%	10,099	124	2.48%
Short term borrowings	3	-	0.00%	-	-	0.00%
Junior subordinated debentures	13,403	104	1.56%	13,403	114	1.72%
Total interest bearing liabilities	488,564	1,071	0.44%	465,697	1,337	0.58%
Non-interest-bearing deposits	145,905			116,240
Other liabilities	5,060			4,413
Equity	69,045			67,780
Total liabilities and shareholders' equity	$708,574			$654,130

Net interest income (3)		$13,681			$11,923
Net interest spread			4.17%		1,758	3.93%

Average yield on earning assets (2) (3)			4.61%			4.51%
Interest expense to earning assets			0.33%			0.45%
Net interest income to earning assets (2) (3)			4.27%			4.05%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$13,351			$11,534
Tax equivalent adjustment for municipal loan interest		92			117
Tax equivalent adjustment for municipal bond interest		238			272
Tax equivalent net interest income		$13,681			$11,923

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-accrual loans of approximately $6.4 million at 06/30/14 and $10.4 million for 06/30/2013 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $330,000 and $226,000 for the six months ended 06/30/2014 and 06/30/2013, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% effective rate. The amount of such adjustment was an addition to recorded pre-tax income of $330,000 and $389,000 for the six months ended June 30, 2014 and June 30, 2013, respectively.

	For the Six Months Ended
	June 30, 2014 vs. June 30, 2013
	Increase (Decrease) Due To
(Dollars in 000's)			Net
	Volume	Rate	Change
ASSETS:
Interest bearing certificate of deposit	$1	$6	$7
Interest bearing deposits in banks	(20)	2	(18)
Investments - taxable	108	324	432
Investments - nontaxable	(50)	(50)	(100)
Gross loans	1,446	(218)	1,228
Loans held for sale	(74)	17	(57)
Total interest earning assets	$1,411	$81	$1,492

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$43	$(143)	$(100)
Time deposits	(61)	(91)	(152)
FHLB borrowings	(1)	(3)	(4)
Short-term borrowings	-	-	-
Long-term borrowings	-	(10)	(10)
Total interest bearing liabilities	(19)	(247)	(266)
Net increase (decrease) in net interest income	$1,430	$328	$1,758

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

SUMMARY AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in Thousands)

Averages for the Three Months Ended

	June 30,	March 31,			June 30,
	2014	2014	$ Change	% Change	2013	$ Change	% Change
Assets:
Cash and due from banks	$13,135	$11,989	$1,146	10%	$11,321	$1,814	16%
Interest-bearing deposits in banks	12,552	17,954	(5,402)	-30%	29,544	(16,992)	-58%
Interest bearing certificate of deposit	2,727	2,727	0	0%	2,235	492	22%
Investment securities	97,571	100,465	(2,894)	-3%	86,847	10,724	12%

Loans, net of deferred loan fees	539,106	515,499	23,607	5%	482,541	56,565	12%
Allowance for loan losses	(8,271)	(8,388)	117	-1%	(9,375)	1,104	-12%
Net loans	530,835	507,111	23,724	5%	473,166	57,669	12%

Other assets	59,497	60,500	(1,003)	-2%	59,941	(444)	-1%
Total assets	$716,317	$700,746	$15,571	2%	$663,054	$53,263	8%

Liabilities:
Total deposits	$618,026	$604,022	$14,004	2%	$567,065	$50,961	9%
Borrowings	23,409	23,403	6	0%	23,403	6	0%
Other liabilities	4,928	5,196	(268)	-5%	4,316	612	14%
Total liabilities	646,363	632,621	13,742	2%	594,784	51,579	9%

Equity:
Common equity	69,954	68,125	1,829	3%	68,270	1,684	2%
Total equity	69,954	68,125	1,829	3%	68,270	1,684	2%

Total liabilities and shareholders' equity	$716,317	$700,746	$15,571	2%	$663,054	$53,263	8%

Averages for the Six Months Ended	June 30,	June 30,
	2014	2013	$ Change	% Change
Assets:
Cash and due from banks	$12,565	$11,028	$1,537	14%
Interest-bearing deposits in banks	15,238	32,629	(17,391)	-53%
Interest bearing certificate of deposit	2,727	2,536	191	8%
Investment securities	99,010	81,066	17,944	22%

Loans, net of deferred loan fees	527,367	476,006	51,361	11%
Allowance for loan losses	(8,330)	(9,371)	1,041	-11%
Net loans	519,037	466,635	52,402	11%

Other assets	59,997	60,236	(239)	0%
Total assets	$708,574	$654,130	$54,444	8%

Liabilities:
Total deposits	$611,063	$558,435	$52,628	9%
Borrowings	23,406	23,502	(96)	0%
Other liabilities	5,060	4,413	647	15%
Total liabilities	639,529	586,350	53,179	9%

Equity:
Common equity	69,045	67,780	1,265	2%
Total equity	69,045	67,780	1,265	2%

Total liabilities and shareholders' equity	$708,574	$654,130	$54,444	8%

ASSET QUALITY

At June 30, 2014, total classified loans declined in dollars and as a percentage of total loans as compared to March 31, 2014, and June 30, 2013. Nonperforming loans consist primarily of commercial real estate loans. Total loans on accruing status 30-89 days past due also continue to remain below 0.50% of gross loans, mirroring the improvement in overall credit quality noted previously. “We monitor delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future adversely classified loans,” Biddle continued.

At June 30, 2014, total nonperforming loans were also down compared to March 31, 2014 and June 30, 2013. Nonperforming assets also declined during this period in terms of total outstanding loans and as a percentage of total assets. This was primarily due to the payoff of a $1.8 million non-accrual commercial real estate loan during the current quarter, which was partially offset by the placement on non-accrual of a $1.2 million commercial real estate loan relationship. Reductions in nonperforming assets were also achieved through sales of OREO, as write-downs were minimal during the current period.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Adversely classified loans

(Unaudited)

(Dollars in Thousands)

	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Rated substandard or worse, but not impaired	$6,938	$6,842	$96	1%	$4,113	$2,825	69%
Impaired	9,025	9,952	(927)	-9%	12,859	(3,834)	-30%
Total adversely classified loans*	$15,963	$16,794	$(831)	-5%	$16,972	$(1,009)	-6%

Gross loans	$548,371	$519,632	$28,739	6%	$472,186	$76,185	16%
Adversely classified loans to gross loans	2.91%	3.23%	-0.32%		3.59%	-0.68%
Allowance for loan losses	$8,315	$8,288	$27	0%	$9,348	$(1,033)	-11%
Allowance for loan losses as a percentage of adversely classified loans	52.09%	49.35%	2.74%		55.08%	-2.99%
Allowance for loan losses to total impaired loans	92.13%	83.28%	8.85%		72.70%	19.43%

* Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected. Note that any loans internally rated worse than substandard are included in the impaired loan totals.

30-89 Days Past Due by type

(Unaudited)

(Dollars in Thousands)

	June 30, 2014	% of Category	March 31, 2014	% of Category	$ Change	% Change	June 30, 2013	% of Category	$ Change	% Change

Commercial and agricultural	$23	16.5%	$32	4.1%	$(9)	-28%	$355	11.8%	$(332)	-94%
Real estate:
Construction and development	-	0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Residential 1-4 family	53	38.1%	180	23.1%	(127)	-71%	517	17.2%	(464)	-90%
Multi-family	-	0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Commercial real estate — owner occupied	-	0.0%	309	39.6%	(309)	-100%	314	10.4%	(314)	-100%
Commercial real estate — non owner occupied	-	0.0%	251	32.2%	(251)	-100%	1,745	58.1%	(1,745)	-100%
Farmland	-		-	0.0%	-	0%	55	1.8%	(55)	-100%
Total real estate	$53		$740		$(687)	-93%	$2,631		$(2,578)
					-
Consumer	63	45.3%	8	1.0%	55	688%	20	0.7%	43	215%
Total loans 30-89 days past due, not in nonaccrual status	$139	100.0%	$780	100.0%	$(641)	-82%	$3,006	100.0%	$(2,867)	-95%

Delinquent loans to total loans, not in nonaccrual status	0.03%		0.15%				0.66%

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Non-performing assets

(Unaudited)

(Dollars in Thousands)	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change
Loans on nonaccrual status	$6,388	$7,296	$(908)	-12%	$10,368	$(3,980)	-38%
Loans past due greater than 90 days but not on nonaccrual status	-	-	-		-	-
Total non-performing loans	6,388	7,296	(908)	-12%	10,368	(3,980)	-38%
Other real estate owned and foreclosed assets	991	2,386	(1,395)	-58%	3,451	(2,460)	-71%
Total nonperforming assets	$7,379	$9,682	$(2,303)	-24%	$13,819	$(6,440)	-47%

Percentage of nonperforming assets to total assets	1.03%	1.35%			2.01%

OREO declined during the second quarter 2014, and year-over year. Additional real estate properties taken into the OREO portfolio during the quarter was modest. OREO properties sold with a larger book value in the quarter compared to prior periods. OREO valuation adjustments continued to be minimal. At June 30, 2014, the OREO portfolio consisted of 10 properties, down in number and balance from both the first quarter 2014 and second quarter 2013. The largest balances in the OREO portfolio at the end of the quarter were attributable to commercial properties, followed by residential properties, all of which are located within our market area.

Other real estate owned and foreclosed assets

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	June 30, 2014	% of Category	March 31, 2014	% of Category	$ Change	% Change	June 30, 2013	% of Category	$ Change	% Change
Other real estate owned, beginning of period	$2,386	240.8%	$2,771	116.1%	$(385)	-14%	$4,148	120.2%	$(1,762)	-42%
Transfers from outstanding loans	206	20.8%	111	4.7%	95	86%	-	0.0%	206	100%
Improvements and other additions	-	0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Proceeds from sales	(1,490)	-150.4%	(448)	-18.8%	(1,042)	233%	(634)	-18.4%	(856)	135%
Net gain (loss) on sales	(57)	-5.8%	(36)	-1.5%	(21)	58%	45	1.3%	(102)	-227%
Impairment charges	(54)	-5.4%	(12)	-0.5%	(42)	350%	(108)	-3.1%	54	-50%
Total other real estate owned	$991	100.0%	$2,386	100.0%	$(1,395)	-58%	$3,451	100.0%	$(2,460)	-71%

For the Six Months Ended	June 30, 2014	% of Category	June 30, 2013	% of Category	$ Change	% Change
Other real estate owned, beginning of period	$2,771	279.6%	$4,678	135.6%	$(1,907)	-41%
Transfers from outstanding loans	317	32.0%	209	6.1%	108	52%
Improvements and other additions	-	0.0%	-	0.0%	-	0%
Proceeds from sales	(1,938)	-195.6%	(1,001)	-29.0%	(937)	94%
Net gain (loss) on sales	(93)	-9.4%	25	0.7%	(118)	-472%
Impairment charges	(66)	-6.7%	(460)	-13.3%	394	-86%
Total other real estate owned	$991	100.0%	$3,451	100.0%	$(2,460)	-71%

Other real estate owned and foreclosed assets by type

(Unaudited)

(Dollars in Thousands)

	June 30, 2014	# of Properties	March 31, 2014	# of Properties	$ Change	% Change	June 30, 2013	# of Properties	$ Change	% Change

Construction, Land Dev & Other Land	$46	2	$60	3	$(14)	-23%	$1,041	8	$(995)	-96%
1-4 Family Residential Properties	317	4	789	7	(472)	-60%	570	4	(253)	-44%
Nonfarm Nonresidential Properties	628	4	1,537	8	(909)	-59%	1,840	11	(1,212)	-66%
Total OREO by type	$991	10	$2,386	18	$(1,395)	-58%	$3,451	23	$(2,460)	-71%

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses continues to decline in relation to total loans in concert with the general trend of reduced levels of classified loans, loan delinquencies and other relevant credit metrics. With the reduction in delinquencies, changes in the loan portfolio composition over the past several years and overall improvement in credit quality, loss factors used in estimates to establish reserve levels have declined commensurately. A provision was made to the allowance for loan losses in second quarter 2014 corresponding to recent growth in the loan portfolio, as compared to no provision in the linked quarter and a reverse provision in second quarter 2013.

For the quarter ended June 30, 2014, total net loan charge-offs were unchanged compared to the quarter ended March 31, 2014, but up versus the quarter ended June 30, 2013. The charge-offs incurred in the second quarter 2014 were primarily centered in one commercial real estate loan, which was written down $371,000 due to an impairment of the collateral securing the loan. This was partially offset by a $337,000 recovery resulting from the pay off of a $1.8 million commercial real estate loan. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was unchanged compared to the linked quarter, but up slightly compared to the second quarter one year ago.

The overall risk profile of the loan portfolio continues to improve, as stated above. However, the trend of future provision for loan losses will depend primarily on economic conditions, growth in the loan portfolio, level of adversely-classified assets, and changes in collateral values.

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

Allowance for Loan Losses

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	June 30, 2014	March 31, 2014	$ Change	% Change	June 30, 2013	$ Change	% Change

Gross loans outstanding at end of period	$548,371	$519,632	$28,739	6%	$475,601	$72,770	15%
Average loans outstanding, gross	$532,490	$511,200	$21,290	4%	$474,403	$58,087	12%
Allowance for loan losses, beginning of period	$8,288	$8,359	$(71)	-1%	$9,348	$(1,060)	-11%
Commercial	(9)	(17)	8	-47%	-	(9)	-100%
Commercial Real Estate	(389)	(7)	(382)	5457%	(42)	(347)	826%
Residential Real Estate	(4)	(40)	36	-90%	(61)	57	-93%
Consumer	(29)	(18)	(11)	61%	(49)	20	-41%
Total charge-offs	(431)	(82)	(349)	426%	(152)	(279)	184%
Commercial	1	1	0	0%	5	(4)	-80%
Commercial Real Estate	347	5	342	6840%	209	138	66%
Residential Real Estate	9	4	5	125%	2	7	350%
Consumer	1	1	-	0%	-	1	100%
Total recoveries	358	11	347	3155%	216	142	66%
Net charge-offs	(73)	(71)	(2)	3%	64	(137)	-214%
Provision charged to income	100	-	100	100%	(450)	550	-122%
Allowance for loan losses, end of period	$8,315	$8,288	$27	0%	$8,962	$(647)	-7%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.05%	0.06%	-0.01%	-17%	-0.05%	0.10%	-200%
Ratio of allowance for loan losses to gross loans outstanding	1.52%	1.59%	-0.07%	-4%	1.88%	-0.36%	-19%

For the Six Months Ended	June 30, 2014	June 30, 2013	$ Change	% Change

Gross loans outstanding at end of period	$519,632	$472,186	$47,446	10%
Average loans outstanding, gross	$511,200	$456,954	$54,246	12%
Allowance for loan losses, beginning of period	$8,359	$9,358	$(999)	-11%
Commercial	(26)	-	(26)	-100%
Commercial Real Estate	(396)	(47)	(349)	743%
Residential Real Estate	(44)	(71)	27	-38%
Consumer	(47)	(60)	13	-22%
Total charge-offs	(513)	(178)	(335)	188%
Commercial	2	15	(13)	-87%
Commercial Real Estate	352	214	138	64%
Residential Real Estate	13	2	11	550%
Consumer	2	1	1	100%
Total recoveries	369	232	137	59%
Net charge-offs	(144)	54	(198)	-367%
Provision charged to income	100	(450)	550	100%
Allowance for loan losses, end of period	$8,315	$8,962	$(647)	-7%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.00%	0.00%	0.00%	0%
Ratio of allowance for loan losses to gross loans outstanding	1.60%	1.90%	-0.30%	-16%

Pacific Financial Corporation Profits Increased 36% in Second Quarter 2014 and 20% in First Half of 2014

July 28, 2014

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in western Washington and Oregon. As of June 30, 2014, the Company had total assets of $719 million and operated sixteen branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, DuPont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation and its wholly-owned subsidiary, Bank of the Pacific. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which readers of this release are encouraged to review. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.